As filed with the Securities and Exchange Commission on November 30, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PIER 1 IMPORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-1729843
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Pier 1 Place Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

Restricted Stock Award

Granted as an Employment Inducement Award Outside of a Plan

(Full title of the plan)

Nancy A. Walsh

Executive Vice President and Chief Financial Officer

Pier 1 Imports, Inc.

100 Pier 1 Place

Fort Worth, Texas 76102

(817) 252-8000

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

With a copy to: Michael W. Tankersley, Esq. Alston & Bird LLP 2200 Ross Avenue Suite 2300 Dallas, TX 75201 (214) 922-3400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-Accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share	384,615	$1.49	$573,076	$69

(1)

Amount to be registered consists of an aggregate of 384,615 shares of common stock to be issued pursuant to the grant of a restricted stock award as an employment inducement award outside of a plan. Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions in accordance with the adjustment and anti-dilution provisions of the restricted stock award.

(2)

Pursuant to Rule 457(c) and 457(h) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and the low prices of Pier 1 Imports, Inc.’s (the “Company’s”) common stock on November 29, 2018, as reported by the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information concerning the plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended March 3, 2018;

(2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since March 3, 2018;

(3) The description of the Company’s common stock contained in the Registration Statement on Form 8-B filed on September 17, 1986, as amended by the description included in Part II, Item 5 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 30, 2015 filed on July 8, 2015, as that description may be updated from time to time; and

(4) All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Article Seventh of the Company’s Restated Certificate of Incorporation contains a provision eliminating or limiting director and officer liability to the Company and its stockholders for monetary damages arising from breaches of fiduciary duty by a director or officer. The provision does not, however, eliminate or limit the personal liability of a director or officer (i) for any breach of such director’s or officer’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director or officer is found by a court of law to have derived an improper personal benefit. This provision offers persons who serve as directors or officers of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director or officer for a breach of his or her duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s or officer’s breach of his or her duty of care or liabilities under other laws, such as federal securities laws.

Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Article Seventh of the Company’s Restated Certificate of Incorporation and Article Seven of the Company’s Amended and Restated Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any person, who, by reason of the fact that he or she is a director or officer of the Company, or at the request of the Company was serving as a director, officer, employee, or agent of another entity, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

The Company has entered into agreements with all of its directors and its executive officers pursuant to which it has agreed to indemnify such directors and executive officers against liability incurred by them by reason of their services as a director or executive officer to the fullest extent allowable under applicable law. The described provisions of the Company’s Restated Certificate of Incorporation, Amended and Restated Bylaws and indemnification agreements may be sufficiently broad to permit indemnification of directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

The Company has in place a policy of directors and officers liability insurance that insures directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances, and insures the Company in certain circumstances if it is required to make indemnification payments to its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Document Description

4.1	Restated Certificate of Incorporation of Pier 1 Imports, Inc. as filed with the Delaware Secretary of State on October 12, 2009, incorporated herein by reference to Exhibit 3(i) to the Company’s Form 10-Q for the quarter ended November 28, 2009 (File No. 001-07832).

4.2	Amended and Restated Bylaws of Pier 1 Imports, Inc. (as amended through June 20, 2014), incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K filed on June 24, 2014 (File No. 001-07832).

5.1*	Opinion of Alston & Bird LLP as to the legality of securities.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Alston & Bird LLP (contained in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page hereto).

*	Filed herewith.

(Signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on November 30, 2018.

PIER 1 IMPORTS, INC.

By:	/s/ Nancy A. Walsh
Nancy A. Walsh
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Alasdair B. James and Nancy A. Walsh, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of the Company, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents or instruments necessary or appropriate to enable the Company to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 30, 2018.

SIGNATURE	TITLE

/s/ Terry E. London	Director, Chairman of the Board
Terry E. London

/s/ Alasdair B. James	Director, President and Chief Executive Officer
Alasdair B. James

/s/ Nancy A. Walsh	Executive Vice President and
Nancy A. Walsh	Chief Financial Officer

/s/ Darla D. Ramirez	Principal Accounting Officer
Darla D. Ramirez

/s/ Claire H. Babrowski	Director
Claire H. Babrowski

/s/ Cheryl A. Bachelder	Director
Cheryl A. Bachelder

/s/ Robert L. Bass	Director
Robert L. Bass

/s/ Hamish A. Dodds	Director
Hamish A. Dodds

/s/ Brendan L. Hoffman	Director
Brendan L. Hoffman

/s/ Katherine M. A. (“Allie”) Kline	Director
Katherine M. A. (“Allie”) Kline

/s/ Michael A. Peel	Director
Michael A. Peel

/s/ Ann M. Sardini	Director
Ann M. Sardini